Exhibit 10.61

Egr. Sig.
Alberto Uggetti
Private and Confidential

Cc: Andrea Reise/Letizia Scigliuzzo

Date: July 19th 2018

Oggetto: interruzione anticipata distacco “US Global Short Term Assignment” e conferma condizioni contrattuali UL International Italia Srl	Subject: “US Global Short Term Assignment” early termination and UL International Italia Srl confirmation of contract conditions

Con riferimento all’accordo “US Global Short Term Assignment” sottoscritto in data 28 Settembre 2015 Le confermiamo come concordato l’anticipato termine del Suo distacco in data 31 Dicembre 2018.	With reference to “US Global Short Term Assignment” signed on September 28th 2015 it is confirmed our mutual understanding about the Assignment early termination on December 31st 2018.

A far data dal 1° Gennaio 2019 il Suo rapporto di lavoro a tempo indeterminato continuerà mantenendo l’anzianità ad oggi maturata con “UL International Italia Srl” alle seguenti condizioni.	Starting from January 1st 2019 your permanent employment will continue maintaining acquired seniority with “UL International Italia Srl” in accordance with following conditions.

Sede di lavoro. La Sua sede di lavoro sarà Cabiate (CO), Via Europa 7/9. Ella si dichiara fin d’ora disponibile a missioni, trasferte, trasferimenti o spostamenti qualora ciò si rendesse necessario per motivi di organizzazione aziendale.

Site. You shall be located in Cabiate (CO) Via Europa 7/9. You agree to be transferred or sent on secondment or sent away for business whenever would be necessary and if required for organizational reasons.

Posizione e Mansione. Ella continuerà a ricoprire la posizione attuale di “VP&GM UL Environment”. L’azienda comunque, si riserva di assegnarLe, di volta in volta, ulteriori e diversi compiti entro i limiti previsti dalla Legge e dalla contrattazione Collettiva Nazionale in vigore.

Job Title and Duties. You will maintain current position with the job title “VP&GM UL Environment”. Anyhow, the company has each time the right to assign you further and different duties within the legal limits provided by law and applicable National Collective Bargaining in force.

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Orario di lavoro. L’orario di lavoro è di 40 ore settimanali.	Working hours. Your normal working hour will be 40 hours per week.

CCNL applicato, Qualifica. Ella viene confermato nella qualifica di “Dirigente” così come previsto dal Contratto Collettivo Nazionale di Lavoro per i “Dirigenti delle	CCNL and Status. You are confirmed in the “Dirigente” status as provided by the National Collective Bargaining for the “Dirigenti of Tertiary Industry Distribution and Services” in force.

Trattamento economico	Compensation
Fondi e assistenza sanitaria. Vengono mantenute le iscrizioni ai fondi di previdenza complementare, previdenza integrativa ed assistenza sanitaria integrativa così come previsto dal sopra citato Contratto Collettivo Nazionale.
Funds and medical. As per above mentioned National Collective Contract provisions you will maintain enrolment to integrative and collateral pension plans as well as integrative medical coverage.

Retribuzione base. La Sua retribuzione annua lorda base sarà pari a Euro 210.000= (Euro duecentodiecimila). Detta retribuzione Le verrà corrisposta in 14 mensilità e si intende al lordo delle ritenute previdenziali e fiscali. Viene espressamente convenuto fra le parti che, sia l’attuale superminimo, sia ogni incremento retributivo che la Società accorderà, sono da considerarsi assorbibili da futuri aumenti legislativi o contrattuali o derivanti da inquadramento a categoria superiore.

Base salary. Your gross annual base salary will be Euro 210.000= (two hundred ten thousand). This salary shall be paid in 14 equal monthly amounts and is intended gross to tax and social charges. Parties agree that current extra allowance on minimum contractual pay and every allowed salary increase will be absorbed by all legislative or contractual increases that the employee may be entitled to receive.

Piani d’incentivazione. Il suo “All Employees Incentive Plan” (AEIP) target è confermato nella misura del 40% della nuova retribuzione annua lorda base così come è mantenuta l’assegnazione al piano “Long Term Incentive” con una percentuale pari al 30% della nuova retribuzione annua lorda base indicata nel paragrafo precedente.

Incentive Plans. Your “All Employees Incentive Plan” (AEIP) target is confirmed to 40% of above new gross base salary and you will remain entitled to “Long Term Incentive” (LTI) with a percentage of 30% of new gross base salary indicated in the previous paragraph.

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Assegnazioni e disposizioni. Ella avrà diritto al “rimborso spese a piè di lista” secondo la procedura aziendale vigente e Le verranno riconosciuti i buoni pasto “Tickets Restaurant” del valore di Euro 5,20= cadauno per ogni giornata di effettivo lavoro.

Provisions and Assignation. As per current procedure you are entitled to out-of-pocket expenses reimbursement upon presentation of adequate documentation (“rimborso a piè di lista”) and for every day spent actually working you shall receive a voucher “Ticket Restaurant” of Euro 5,20=.

Autovettura aziendale	Company car
La società, secondo quanto previsto dalla vigente EU Car Policy, in relazione alla Sua specifica mansione e per lo svolgimento delle attività di cui sopra, Le assegnerà con lettera separata, un’autovettura aziendale da Lei utilizzabile anche per fini personali e per la quale Le sarà applicata la vigente normativa prevista per le autovetture concesse in uso ed utilizzate promiscuamente dal dipendente	The company, in accordance to current EU Car Policy in force, with reference to your specific job and for carrying out above mentioned activities, will assign you, with separate letter, a company car you may also privately use and for which law in force for assigned cars with mixed use is applied.

Risoluzione del rapporto di lavoro. In caso di risoluzione del rapporto di lavoro, la parte che recede dovrà darne comunicazione scritta all’altra. In caso di risoluzione, sia da parte della società che del lavoratore, la comunicazione scritta dovrà essere data con il rispetto dei termini di preavviso previsto dalla Legge Italiana e dal Contratto Collettivo Nazionale di Lavoro applicabile al momento della risoluzione. La parte che recede dal rapporto di lavoro senza l’osservanza del periodo di preavviso – fatto salvo il caso di giusta causa - dovrà corrispondere all’altra una indennità calcolata ai sensi dell Art. 2121 del Codice Civile. Alla fine del rapporto di lavoro entro il termine ultimo di giorni tre da tale data, Ella dovrà consegnare alla Società tutte le carte, i documenti anche digitali, i programmi, le apparecchiature elettroniche, le chiavi, l’autovettura e qualunque altra pertinenza della Società. In ogni caso, in mancanza di specifica autorizzazione scritta da parte della Società, Ella non potrà utilizzare alcuno dei beni sopra elencati successivamente alla risoluzione del rapporto di lavoro.

Termination. In case of ending of the employment contract, the ending part must communicate the end to the other part in writing, giving notice.
In case of ending from both company or employee side, the written notice period will be in accordance with the Italian Law and the applicable National Collective Contract in force at the moment of termination.
If a part end the employment contract without observing the terms of the notice period (except for the termination for cause) this part must pay to the other part an indemnity determined according to art. 2121 of the Italian Civil Code. At the end of your employment, or at least within three days from the same date, you must deliver to the Company all the papers, documents also digital, software, any electronic equipment, keys, credit cards, laptop, car and all other belongings of the Company. In any case all the things mentioned above cannot be used after the moment of the end of the contract without the written consent of the Company.

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Etica e Privacy. Ella si impegna durante la Sua attività lavorativa a mantenere il più alto standard etico in ogni aspetto del Suo lavoro, in conformità a quanto stabilito dai “Principi di Condotta Aziendale UL”.
In aggiunta, Ella rispetterà le leggi ed i regolamenti relativi alle pratiche di corruzione all’estero ed altri requisiti legali inclusi il “Foreign Corrupt Practices Act” e “UK Bribery Act”.

Ethics and Privacy. You agree that during your employment you will maintain the highest ethical standards in all aspects of your work, in accordance with the “UL Standard of Business Conduct”. Further, you agree that you will comply with the foreign corrupt practices laws, regulations and other legal requirements including the U.S. Foreign Corrupt Practices Act and UK Bribery Act.

Consenso al trattamento dei dati personali. La preghiamo di leggere l’allegata informativa sulla protezione dei dati ai sensi dell’ Art 13 RGDP e di sottoscrivere il relativo consenso.	Consent to the processing of personal data. Please read attached data protection information according to Art. 13 GDPR and sign the related consent.

Conflitto di interessi. Ella dichiara che per la durata del presente contratto Lei opererà sempre nell’interesse del gruppo UL ed eviterà effettivi o potenziali conflitti d’interesse che potranno influenzare la Sua attività lavorativa. Inoltre Lei dichiara che in caso di effettivi o potenziali conflitti d’interessi, Lei provvederà immediatamente ad informare il Suo responsabile.
In aggiunta, qualora Lei prenda parte al processo di certificazione:
•non effettuerà la revisione finale o prenderà parte nella susseguente decisione di certificazione di alcun prodotto o sistema di gestione; oppure
•non parteciperà alla risoluzione di nessun reclamo o ricorso predisposto nei confronti del gruppo UL da e per alcun cliente del gruppo UL del quale Ella sia stato dipendente o abbia lavorato in qualità di consulente durante i due anni immediatamente precedenti la data in cui il progetto Le verrà affidato o dalla data in cui verrà richiesta la Sua partecipazione nel processo di risoluzione di dispute.

Conflict of interest. You agree that during your employment you will always act in the best interest of the UL family of companies and avoid any actual or potential conflict of interest that may influence you in the performance of your job.
You also agree that if you have any actual or potential conflict of interest, you will inform your manager immediately. In addition, if you participate in the certification process you will not:
•perform the final review or take part in the subsequent certification decision of any product or management system; or
•participate in resolving any complaint or appeal filed with the UL family of companies by any customer of the UL family of companies for any customer of the UL family of companies for which you were previously employed, or worked for as a consultant, at any time during the two-year period immediately preceding the date the work project is assigned to you or the date you are asked to participate in the dispute resolution process.

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Esclusività della prestazione. La Sua prestazione lavorativa presso la UL si dovrà intendere in esclusiva assoluta ed Ella dovrà agire nel miglior interesse dell’azienda. Lei non presterà alcuna attività lavorativa, sia full time che part time, senza la preventiva approvazione scritta di UL.

Other Employment. You are required to devote your full time, attention and abilities to the UL family of companies and to act in the best interest of the company. You shall not take up any employment whether full-time or part-time without prior written approval of the UL.

Altri riconoscimenti	Additional acknowledgements
Regolamenti ed usi della società. Ella dovrà attenersi ai regolamenti, disposizioni interne ed usi della società i quali devono intendersi accettati con la sottoscrizione della presente. Ella dichiara altresì di aver letto e compreso il significato dei suddetti regolamenti e disposizioni interne.

Company’s rules and internal provisions. By the sign of this agreement, you acknowledge and agree to observe all company’s rules and internal provisions. Moreover you declare to have read and understood the meaning of all mentioned Company’s rules and internal provisions.

Confidenzialità ed accordo Proprietà Intellettuale. Ella sottoscriverà l’allegato documento “Confidentiality and Invention Assignment Agreement” ad aderirà a quanto in esso contenuto.	Confidentiality and Invention Assignment Agreement. You will sign and execute the attached Confidentiality and Invention Assignment Agreement.

Salute e sicurezza. Ella è tenuta a rispettare le regole previste dalla legislazione corrente incluso il D.Lgs. 81/2008.	Health and Safety. You are required to comply with all rules fixed by current legislation included D.Lgs. 81/2008.

Con la sottoscrizione della presente, Lei, inoltre, si impegna ad ottemperare, oltre che agli obblighi previsti dagli Art.2104 (Diligenza del prestatore di lavoro) e Art.2105 (Obbligo di fedeltà) del Codice Civile, a tutti i doveri previsti dagli articoli del CCNL per i “Dirigenti delle Aziende del Terziario della Distribuzione e dei Servizi” vigente.	By the sign of this contract, you acknowledge to obey all duties and obligations provided by Art.2104 (Diligence duty) and Art.2105 (Fidelity duty) of the Italian Civil Code; to obey all duties provided by National Collective Bargaining Contract for “Dirigenti of Tertiary Industry Distribution and Services” in force.

Per tutto quanto non espressamente disciplinato e regolato si rimanda alle disposizioni del Codice Civile e del CCNL per i “Dirigenti delle Aziende del Terziario della Distribuzione e dei Servizi”.	The relevant provisions of the Italian Civil Code and of National Collective Bargaining Contract for “Dirigenti of Tertiary Industry Distribution and Services” will regulate those matters which are not expressly here regulated.
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InvitandoLa a restituirci copia della presente sottoscritta per presa visione, integrale accettazione e piena concordanza con quanto in essa contenuto, porgiamo distinti saluti.	We invite you to return copy of present contract signed for full acceptance and complete agreement with its content.

Cordiali saluti	Sincerely.
/s/ Chakradhar Buddhiraju	/s/ Chakradhar Buddhiraju
Chakradhar Buddhiraju	Chakradhar Buddhiraju
Vice President Human Resources	Vice President Human Resources

Allegati:
•UL International Italia Srl Regolamento Interno Settembre 2015
•Principi di condotta aziendale UL
•Accordo Confidenzialità ed Proprietà Intellettuale
•Informativa sulla protezione dei dati/consenso
Attachments: •UL International Italia Srl Employees Manual, Settembre 2015 •UL Standard of Business Conduct •Confidentiality and Invention Assignment Agreement •Data protection information/consent

Accetto la presente offerta e sottoscrivo il mio impegno ad aderire ai Principi di Condotta Aziendale UL:	I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

Data:	07/30/2018	Firma:	/s/ Alberto Uggetti	Date:	07/30/2018	Signature:	/s/ Alberto Uggetti
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CONFIDENTIALITY AND INVENTION ASSIGNMENT AGREEMENT	ACCORDO DI RISERVATEZZA E CESSIONE DI INVENZIONI

In consideration for my employment with UL International Italia srl (“UL”), I hereby agree to the following terms of this Confidentiality and Invention Assignment Agreement (“Agreement”):	A fronte del mio rapporto di lavoro con UL International Italia srl (“UL”), accetto i seguenti termini del presente Accordo di riservatezza e cessione di invenzioni (l’“Accordo”):

1. I understand that during my employment with UL I may receive, observe, or otherwise be exposed to confidential and proprietary information about UL, its affiliates, clients, business partners, and/or other 3rd parties to whom UL owes a duty of confidentiality (collectively, “Confidential Information”).
Confidential Information includes without limitation business plans and strategies, financial information, testing procedures and equipment, Inventions (defined below) and client product information.
During and after my employment with UL, I will keep all Confidential Information in strict confidence and will not disclose it without UL’s prior written permission.
During my employment, I will use Confidential Information solely as necessary for the performance of my duties as a UL employee and not for the benefit of any 3rd parties, and I will not use Confidential Information after I am no longer a UL employee.	1. Sono consapevole del fatto che durante il mio rapporto di lavoro con UL potrò ricevere, osservare o altrimenti essere esposto a informazioni riservate e di proprietà in merito a UL, le società ad essa affiliate, i suoi clienti, partner commerciali e/o altri terzi nei confronti dei quali UL sia tenuta a osservare un obbligo di riservatezza (congiuntamente, le “Informazioni riservate”). Le Informazioni riservate comprendono, a mero titolo esemplificativo e non esaustivo, i piani e le strategie aziendali, le informazioni di natura finanziaria, le procedure e i dispositivi per le prove di laboratorio, le Invenzioni (definite di seguito) e le informazioni sui prodotti dei clienti. Durante e successivamente alla cessazione del mio rapporto di lavoro con UL, manterrò le Informazioni riservate in modo strettamente confidenziale e non le divulgherò in assenza di una preventiva autorizzazione scritta da parte di UL. Durante il mio rapporto di lavoro, utilizzerò le Informazioni riservate unicamente nella misura strettamente necessaria all’esecuzione delle mie mansioni di dipendente UL e non a vantaggio di terzi, nonché cesserò di avvalermi delle Informazioni riservate una volta terminato il mio impiego presso UL.

2. Immediately upon demand by UL or termination of my employment for any reason, I will immediately deliver to UL all Confidential Information and all documents, notes, analyses, computer files, storage devices and other items that include Confidential Information that are in my possession. Following my termination for any reason, I hereby authorize UL to notify my future employers of the terms of this Agreement and my responsibilities set forth herein.	2. Su richiesta di UL o alla risoluzione del mio rapporto di lavoro per qualsiasi motivo, consegnerò immediatamente a UL tutte le Informazioni riservate e tutti i documenti, annotazioni, analisi, file, dispositivi di memorizzazione e altri elementi che contengano Informazioni riservate in mio possesso. A seguito della risoluzione del mio rapporto di lavoro per qualsiasi motivo, con il presente autorizzo UL a portare a conoscenza dei miei futuri datori di lavoro i termini del presente Accordo e le mie responsabilità previste dal medesimo.

3. All discoveries, ideas, inventions, improvements, processes, works of authorship, software, work product, designs, know how, trade secrets and Confidential Information that I create, conceive or first reduce to practice (whether alone or with others) during or within 6 months after my employment with UL (collectively, “Inventions”) are the sole and exclusive property of UL.
To the extent legal title to all such Inventions does not automatically vest in UL under applicable law, I hereby irrevocably assign (and agree to assign in the future) to UL, its successors and assigns all worldwide right, title and interest in and to such Inventions and all patent, copyright, trademark and other intellectual property rights therein.
The assignment above does not apply to any Inventions for which no equipment, supplies, facility, or trade secret information of UL was used and which was developed entirely on my own time, unless (a) the Invention relates (i) to the business of UL or its affiliates, or (ii) to UL’s or its affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work I performed for UL or its affiliates.	3. Tutte le scoperte, idee, invenzioni, migliorie, processi, opere d’autore, software, produzioni, progetti, know how, segreti industriali e Informazioni riservate che io crei, concepisca o che per primo metta in pratica (da solo o in collaborazione con altri) durante il mio impiego o entro 6 mesi dalla cessazione del mio rapporto di lavoro con UL (congiuntamente, le “Invenzioni”) sono di unica ed esclusiva proprietà di UL. Nella misura in cui la titolarità di tali Invenzioni non venga conferita automaticamente a UL ai sensi della legislazione vigente, con il presente cedo irrevocabilmente (e accetto di cedere in futuro) a UL, ai suoi successori e aventi causa in tutto il mondo, i diritti a, il titolo e l’interesse in tali Invenzioni e qualsiasi brevetto, diritto d’autore, marchio registrato e altro diritto di proprietà intellettuale relativo ai medesimi. La cessione di cui sopra non si applica alle Invenzioni per le quali non siano state impiegate le apparecchiature, le attrezzature, gli impianti o le informazioni relative a segreti industriali di UL e che siano state sviluppate interamente nel mio tempo privato, fatto salvo il caso in cui (a) le Invenzioni si riferiscano (i) all’attività di UL o delle società ad essa affiliate, ovvero (ii) alla ricerca e sviluppo correnti o previsti in modo dimostrabile di UL o delle società ad essa affiliate, ovvero (b) ai risultati delle invenzioni derivanti dal lavoro da me eseguito per UL o per le società ad essa affiliate.

4. I will promptly and fully disclose to UL all Inventions, and I will assist UL to obtain and enforce the intellectual property protection for all Inventions, projects, know how, industrial secrets, software and works protected by copyright anywhere in the world.
During and after my employment with UL, I will sign all applications, declarations, assignments and other documents and provide testimony and other assistance that UL may reasonably request to obtain such protection.
I hereby grant UL a power of attorney to effectuate this Agreement in the event I am unable or unwilling to provide the foregoing in the future.
During and after my employment with UL, I hereby waive and agree never to assert any “Moral Rights” or any other similar right to claim authorship, object or prevent modification, or control the publication or distribution with respect to any copyrightable works within Inventions.	4. Rivelerò tempestivamente e integralmente a UL tutte le Invenzioni, progetti, know how, segreti industriali, software, opere del diritto d’autore e assisterò UL nell’ottenimento e nell’applicazione della tutela della proprietà intellettuale relativa a tutte le Invenzioni in qualsiasi luogo al mondo. Durante e successivamente alla cessazione del mio rapporto di lavoro con UL, sottoscriverò tutte le domande, dichiarazioni, cessioni e altri documenti e fornirò deposizioni e altra assistenza che UL possa ragionevolmente richiedere per l’ottenimento di tale tutela. Con il presente conferisco a UL una procura a dare effetto al presente Accordo qualora dovessi trovarmi impossibilitato o non disposto a ottemperare a quanto sopra in futuro. Durante e successivamente alla cessazione del mio rapporto di lavoro con UL, con il presente rinuncio a e accetto di non rivendicare in alcun caso “Diritti morali” o diritti equipollenti di autore, oppormi a o impedire la modifica, o esercitare il controllo sulla pubblicazione o distribuzione delle opere facenti parte delle Invenzioni suscettibili di essere tutelate da diritti d’autore.
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5. I represent that my performance of this Agreement and my responsibilities as an employee of UL will not breach any similar agreement with any former employer or other party, and that I will not use or disclose any trade secrets or proprietary or confidential information from any former employer or 3rd party during my employment with UL. I also represent that I will not bring with me to UL or use during my employment with UL any property of a former employer that would not generally be available to the public or has not been legally transferred to UL. I will not use or incorporate any of my pre-existing or independently-created intellectual property with or into any Inventions, but in the event I do so I hereby grant UL a non-exclusive, worldwide, fully-paid, royalty-free, irrevocable, perpetual, transferable and sublicensable license to use such intellectual property in connection with such Invention(s).	5. Dichiaro che l’adempimento da parte mia del presente Accordo e le mie responsabilità di dipendente di UL non violeranno accordi analoghi stipulati con precedenti datori di lavoro o altri terzi, e che non utilizzerò o rivelerò i segreti industriali o le informazioni riservate o di proprietà di precedenti datori di lavoro o terzi durante il mio impiego presso UL. Dichiaro altresì che non porterò con me presso UL o utilizzerò durante il mio rapporto di lavoro con UL beni di proprietà di precedenti datori di lavoro che non siano in genere disponibili al pubblico o che non siano stati ceduti legalmente a UL. Non mi avvarrò o integrerò la proprietà intellettuale da me creata in precedenza o in modo autonomo nelle Invenzioni; tuttavia, qualora dovessi agire in tal senso, con il presente concedo a UL una licenza di utilizzazione di tale proprietà intellettuale in relazione a tale/i Invenzione/i non esclusiva, mondiale, completamente pagata, esente da diritti di concessione, irrevocabile, perpetua, trasferibile e cedibile in sublicenza.

6. I understand that any breach or threatened breach of this Agreement by me may result in irreparable harm to UL or its affiliates, business partners or clients.
As such, UL and/or its affiliates are entitled to injunctive relief to enforce this Agreement.	6. Comprendo che qualsiasi violazione o minaccia di violazione del presente Accordo da parte mia può comportare un danno irreparabile a UL o alle società ad essa affiliate, ai rispettivi partner commerciali o clienti.
Pertanto, UL e/o le società ad essa affiliate hanno diritto a un provvedimento ingiuntivo per far rispettare il presente Accordo.

7. This Agreement is the whole agreement of the parties concerning the subject matter hereof and supersedes and replaces any existing agreement (written or oral) between the parties relating generally to the same subject matter. For the avoidance of doubt, any separate employment agreement between the parties remains in full force and effect but this Agreement is not an employment agreement. No amendments or modifications to this Agreement will be binding unless is in writing and signed by all parties. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without that provision. Any failure by UL to enforce any provision of this Agreement shall not be construed as a waiver of UL’s right to enforce such provision. All waivers must be in writing and signed the party granting the waiver. This Agreement will be governed and interpreted under Italian law without regard to or application of conflict of laws principles. UL may freely assign or otherwise transfer this Agreement in whole or in part. This Agreement shall be binding upon the parties’ heirs, successors and assigns.	7. Il presente Accordo costituisce l’intero accordo tra le parti in relazione all’oggetto di cui al presente e subentra a e sostituisce qualsiasi accordo in essere (scritto o orale) tra le parti riferibile in termini generali al medesimo oggetto. Al fine di fugare ogni dubbio, qualsiasi altro contratto di lavoro stipulato tra le parti conserva piena efficacia ed effetto e il presente non è un contratto di lavoro. Nessuna variazione o modifica del presente Accordo sarà vincolante, salvo il caso in cui la medesima sia formulata per iscritto e firmata dalle parti. Nel caso in cui una clausola del presente Accordo diventi o sia dichiarata illegale, inapplicabile o nulla da un foro competente, l’Accordo manterrà piena efficacia ed effetto senza tale clausola. La mancata applicazione da parte di UL di qualsiasi disposizione del presente Accordo non sarà interpretata quale rinuncia di UL al proprio diritto di far valere tale disposizione. Le rinunce devono essere formulate per iscritto e firmate dalla parte concedente la rinuncia. Il presente accordo sarà disciplinato e interpretato in conformità alla legge italiana con esclusione delle disposizioni in materia di conflitto di leggi. UL ha la facoltà di cedere liberamente o trasferire altrimenti in toto o in parte il presente Accordo. Il presente Accordo sarà vincolante per gli eredi, successori e aventi causa delle parti.

Chakradhar Buddhiraju
Vice President Human Resources

AGREED AND ACCEPTED:

Data:	07/30/2018	Alberto Uggetti :	/s/Alberto Uggetti
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